Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to use in this Registration Statement on Form F-1 of our report dated April 1, 2021 relating to the financial statements of Gyroscope Therapeutics Limited. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte LLP

Reading, United Kingdom

April 16, 2021